Exhibit 10.21

EMPLOYMENT AGREEMENT

Name of Employing Unit: Wuhan Blower Co., Ltd“Party A”
Type of Employing Unit: Limited Liability Corporation

Name: Jin Quihai “Party B”
Type of Permanent Residence:______________

Enacted by Wuhan Labor and Social Security Bureau

Personal Information of Employee

Name	Jin Qihai	Previous Name

Gender	Male	Birth of Date	17 October, 1955

ID Number	140202195510174033

Nation	Han	Top Degree	Bachelor

Political Status	Party member	Date of being employed	26 September, 1974

Technical Grade	Senior Engineer	Telephone

Physical Condition	Good	Family Address

Has applied for and received <Labor Handbook> or <Employment Certificate of non-Local Resident> or not? Yes No

Brief Description of Working Experience

  Employment Agreement

Contract No.:

Pursuant to the Labor Law of the People’s Republic of China, relevant policies and regulations, Party A and Party B hereby enter into this Employment Agreement on the basis of equal and voluntary consultation.

Article 1. Term of the Contract

1.	Fixed Term

The term of this Contract shall be four (4) years, taking effect from 8th October 2006 to 7th October 2010. The probation period agreed upon shall be three (3) months.

2.	Flexible Period

This Contract shall take effect from ___Year___Month___Day to ____Year__Month__Day.

3.	Term be determined by finishing special work

The special work is:_____________________________

Article 2. Description of Job

Due to the production (work) needs of Party A, Party A hereby agrees to employ Party B after examination and approval. Party B hereby agrees to perform the management assignment in General Manager Office as General Manager.

Party B shall do his endeavor to complete the quantity target and quality target attributed to his post:

Actively fulfill the production and working assignment as required by the relevant department and post and strictly receive assessment according to the Assessment Standard in respect of Working Quality stipulated by the Company.

Article 3. Labor Protection and Production (Working) Conditions

1.
Party A shall establish and perfect the system for occupational safety and health, strictly implement the rules and standards of the State on occupational safety and health, provide instructions in respect of occupational safety and health to Party B, prevent accidents in the process of work, and reduce occupational hazards.

2.	Establishments for occupational safety and health must meet the standards stipulated by the State.

3.
Party A shall provide Party B with conditions of occupational safety and health conforming to the provisions of the State and necessary articles of labor protection, and provide regular health examination for laborers engaged in work with occupational hazards.

4.	Party A shall provide laborers who engaged in specialized operations with specialized training and ensure that they acquire qualifications for such special operations.

5.
Party A shall provide female staff and workers and juvenile workers with special labor protection in accordance with the provisions of the State. “Juvenile workers” hereby refer to laborers at the age of 16 but not 18 yet.

6.	Party B shall strictly comply with the operational rules and procedures relating to safety in the labor process.

7.
Party B shall consciously accept the instructions with respect to labor safety and health and follow Party A’s management staff’s directions. Party B must not take risks that would result in the violation of rules and safety standards.

8.
In the event that any directions are given by Party A’s management staff that violate the rules, require Party B to work in unsafe conditions, or compel any acts that do harms to safety or physical health, Party B shall have the right to refuse to implement the above, raise criticism, impeach or bring charges.

Article 4. Labor Discipline

Party A shall formulate various rules and institutions in accordance with the relevant provisions of the State. The specific contents include: various rules or institutions which have been formulated or modified by the Company. Party B shall understand and comply with the above institutions. In case of any violation of the above institutions, Party B shall have the right to punish Party A or terminate this Labor Contract.

Party B shall strictly observe various disciplines, obey management systems and do his best to perform his duties.

Article 5. Working Hours and Remuneration

1.
Party A shall apply the system of forty (40) hours week and strictly implement the working time and rest system adopted by the State. In case of any extension of working time due to special circumstances, Article 41, 42, 43 and 44 of the Labor Law shall be applicable.

2.
Party A shall apply the principal of distribution according to work and equal remuneration for equal work. The wages paid by Party A shall not be less than the level of minimum salary determined by the local competent authority. According to the duties and working post that Party B is performing, the wages for the probation period shall not be less than 400 RMB. After the expiration of probation, the monthly wages shall not be less than 400 RMB (Excluding Bonus, benefits and allowance). In the event that the manner in which the payable wages are calculated is determined by products finished, the payment of monthly wages shall be made in accordance with the products finished. The specific method agreed to by the two Parties: in accordance with the applicable wages systems and examination procedure of Party A.

3.	Party A may raise the level of Party B’s wages gradually according to the Company’s operation conditions, the technique proficiency degree and labor efficiency.

4.
Party A shall pay Party B the wages per month in the form of currency. The 30th day of each month shall be the pay day. (In case of rest or special circumstances, the payment of wages may be advanced or postponed by several days.

5.
In the event that Party A may be applicable to Article 36 and 38 of <Labor Law> due to production (operation) characteristics, Party A shall apply to other working (operation) rest regulations after the administrative department of Labor and Social Security’s approval.

Article 6. Labor Insurance, Benefits and Remunerations

1.
Party A shall pay basic old-age insurance premium, unemployment insurance premium and other social security fees for the benefit of Party B monthly in accordance with the uniform provisions of Municipality.

2.
If Party B becomes injured or disabled on duty, Party A shall be responsible for the treatment until the final stage. During the period of medical treatment, Party A shall pay the actual medical treatment fees and the total amount of wages per month. Party A shall arrange the kind of job as Party B’s capacity allows for Party B after Party B’s recovery from injury. If Party B dies while on duty, Party A shall pay the funeral expenses, fees for supporting immediate family members and a lump-sum allowance for living in hardship in accordance with the standards stipulated by the State.

3.
If Party B suffers from illness or becomes injured during the period of this Contract, compensation matters shall be implemented in accordance with <Rules on Period of Medical Treatment in respect of Enterprise Employees Suffering From Illness or Becoming Injured > (No. 479 issued by Labor and Social Security Department in 1994) and <Notice on the implementation of Rules on Period of Medical Treatment in respect of Enterprise Employees Suffering From Illness or Becoming Injured by Labor and Social Security Department (No.236 issued in 1995).

4.	Party A shall pay Party B the following allowance in accordance with the provisions of the State: Implementing according to the Company’s Wages system and provisions.

5.	In the case of a female worker who has married, Party B shall be entitled to pregnant leave, maternity leave, breast-feeding leave, family planning leave and relevant remunerations entitlements.

6.	Party A shall consider the statutory holidays, wedding holidays and funeral holidays which Party B has the right to enjoy as paid holiday.

7.
During the period of this Contract, Party B shall be entitled to home leave provided by the State. During the leave, Party B shall be entitled to monthly wages and various bonus (Year-end bonus will not be affected). Transportation fees thereof shall be reimbursed by Party A in accordance with the relevant provisions.

Article 7. Conditions for termination and cancellation of Labor Contract

1.	Conditions for termination of Labor Contract

The two Parties agree that this Contract shall automatically terminate upon any of the following circumstances: (1) the expiration of this Labor Contract; (2) Party B has gone through the retirement procedure; (3) Any party to this Labor Contract disqualifies the party entitlements; (4) impossibility of performance of this Labor Contract due to other irresistible causes.

2.	Conditions for the cancellation of Labor Contract

(1)	This Labor Contract may be cancelled upon consensus through consultation between Party A and Party B.

(2)
Party A shall cancel this Labor Contract if Party B falls within any of the following circumstances: (i) to be proved unsatisfactory to the employment terms during the probation period; (ii) Severe violations of Party A’s labor disciplines, rules or systems; (iii) Caused great harm to the interests of Party A due to severe breach of duty and engagement in malpractices for selfish ends; (iv) Being prosecuted for the criminal liability according to law.

(3)
In any of the following circumstances, Party A may revoke this Labor Contract but a written notification shall be given to Party B 30 days in advance: (i) where Party B is unable to take up his original work or any new work arranged by Party A after the expiration of his medical treatment period for illness or injury not being suffered on duty; (ii) where Party B is unqualified for his work and remains unqualified even after training or change of work post; and (iii) no agreement on modification of this Labor Contract can be reached through consultation when the objective circumstances taken as the basis for the conclusion of the contract have greatly changed so that the original labor contract can no longer be carried out.

(4)	Party A shall not revoke this Labor Contract in any of the following circumstances:

(i) To be confirmed to have totally or partially lost the ability to work due to occupational diseases or injuries on duty; (ii) To be receiving medical treatment for diseases or injuries within the prescribed period; (iii) To be a female worker during the period of being pregnant, puerperal, or breast-feeding; (iv) Other circumstances stipulated by laws and administrative regulations.

(5)	If Party B intends to revoke this Contract, it shall give a written notice to Party A 30 days in advance.

(6)	Party B may notify Party A at any time of his decision to revoke this Contract in any of the following circumstances:

(i) Within the probation period;

(ii) Where Party A forces Party B to work by resorting to violence, intimidation or illegal restriction of personal freedom; or

(iii) Failure on the part of Party A to pay labor remuneration or to provide working conditions as agreed upon in this labor contract.

Article 8. Matters considered to be agreed by the two Parties

1.	In the event of cancellation of this Contract, Party A shall pay: the relevant fees in accordance with the relevant provisions of the State.

2.	In the event of termination of this Contract, Party A shall pay:

3.
In the event of termination or cancellation of this Contract, Party B shall return: production data, technical data, documentation relating to production, technique, operation and management (Including production tools, drawings, correspondence, memorandum, customer list, chart, training materials, study materials, etc.) and the company’s assets. Party B shall also pay some fees payable prescribed by relevant institutions.

4.
Other relevant matters: <1> Party B shall keep Party A’s know-how and economic secrets confidential and preserve Party A’s reputations; <2> Party A shall be entitled to adjusting Party B’s work position and the relevant remunerations according to practical needs for production and operation, personal working ability, working achievement and working performance; <3> Party A shall have the right to reduce the work force when the production assignment are not sufficient; <4> As for the employees who have entered into a Training Agreement with the Company, the term of their labor contract shall be postponed to the end of service period agreed upon in Training Agreement; <5> Training Agreement and Supplementary Agreement as the amendment of Labor Contract, shall have equivalent legal effect.

Article 9. Liabilities for Breach of Contract

In the event that either Party violates the provisions of this Contract and causes economic losses for the other Party, the defaulting party shall bear the liability for compensation according to the consequence and the extent of responsibility. The Parties hereby specifically agree as follows: In the event that any employee brings adverse affect to the Company by disclosing the Company’s technical know-how, secretly transferring the Company’s technological achievements, technical documentation and economic contracts, he shall pay 1-5 times total sum of wages as the fine for breach of contract. Furthermore, any employee that causes economic losses shall be investigated into the legal liability.

Article 10. Settlement of Labor disputes

Where a labor dispute takes place because of this Contract, Party A and Party B shall settle the dispute by consultation. The trade union may consult with Party A for the settlement of dispute on Party B’s behalf. If the consultation fails, Party A and Party B shall appeal to arbitration with local Labor Dispute Arbitration Committee pursuant to the relevant provisions regarding labor disputes settlement. If one of the parties does not accept of the arbitration award, the party may bring an action against it to local People's Court.

Article 11.

In the event of any articles that are not involved in this contract or any inconsistency between rules or regulations stipulated by Party A and laws, regulations and policies promulgated by the State, Province and Municipality, the applicable laws, regulations and policies of the State, Province and Municipality shall prevail.

Article 12.

This Contract shall come into force upon the date of signature by the two Parties. This Contract is executed in two originals. Each Party hereto shall hold one (1) counterpart.

Party A (seal): Wuhan Blower Co., Ltd	Party B (seal): /s/ Jin Qihai

Legal Representative (Proxy) Signature: /s/ Xu Jie

Date of Execution: D____M____ Y______

Witness (Signature):	Witness Authority (Seal):

Date of Testimony: D____M____ Y______